Purchase Agreement

    This Agreement (Agreement) is made and entered into this 22nd day of February, 2000 by and between Pacific WebWorks, Inc. (Pacific), a Utah corporation with offices located at 180 S. 300 West, #400, SLC, Utah 84101 and U.S. Merchant Systems, Inc. (Merchant), a California corporation with offices located at 39899 Balentine Drive, #210, Newark, CA 94560. Pacific and Merchant are collectively referred to as (Members).

                                   RECITALS

    WHEREAS, Pacific and Merchant are members of World Commerce Network,
(WCN), a Utah limited liability company, with each party owning an equal interest in the profits and losses of WCN, and

    WHEREAS, Pacific desires to acquire a 1 percent interest in the capital and profits and losses of WCN (Interest) from Merchant.

    WHEREAS, Merchant is willing to sell said Interest to Pacific in exchange for certain of Pacific's unregistered stock (Stock) on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration for ten dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

    1. Asset Sold: Merchant does hereby sell, assign, transfer and convey good and marketable title to a 1 percent interest in the capital and profits and losses of WCN (Interest) to Pacific. Merchant represents and warrants that Merchant is authorized to sell said Interest to Pacific and that said Interest will be free from any liens, encumbrances, mortgages, security interests or other rights in any third party.

    2. Purchase Price: In consideration for the purchase of the Interest, Pacific agrees to convey to Merchant 4,663 shares of Pacific's unregistered stock (Stock), which constitutes stock subject to Rule 144 of the Securities and Exchange Commission (SEC). The parties further agree that the value of the

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Interest and the value of the Stock are $9,180 as of the date of this
Agreement.

    3. LLC Amend: The parties agree that this Purchase Agreement will constitute an amendment to the Articles of Organization (Articles) and the Operating Agreement (Operating Agreement) of WCN. Nevertheless, the parties agree to execute a more formal amendment to said Articles and Operating Agreement to reflect this transaction. In addition, the parties agree and the Articles and Operating Agreement will be amended to reflect the following:

        1. Mark Jensen and James Goodpaster will be comanagers (Managers) of WCN. Both Members must agree in writing to change the managers of WCN.

        2. WCN will have a board of directors consisting of 2 representatives from each Member. Members will have equal rights for voting. Managers must concur on decision-making. Any decision that cannot be agreed upon will be submitted to the board for final decision. In the event of a tie the parties will select an agreed upon arbitrator.


        3. WCN will sell the products of both Pacific and Merchants through seminars (Seminars) conducted by an organization known as Professional Seminars (Professional) or such other organization as the Members shall designate. The Seminars involve the following:

            1.    Scheduling conference  rooms
            2.    Mailing  advertisements
            3.    Enrolling  attendees
            4.    Arranging speakers
            5.    Handling other activities relating to the Seminar

        4. Under the direction of Managers, Merchant will be responsible for the following:

            1. To oversee the relationship with Professional on behalf of WCN.


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            2.    To timely pay sums due Productive from Merchant funds as
they become due. This includes but is not limited to related costs such as overhead, marketing, and production.

            3. To manage the relationship with other venders providing products for the Seminars. These products include, but are not limited, the following:
                    (1)    Seminar materials
                    (2)    Shirts & Bags
                    (3)    Coffee Mugs
                    (4)    Banners
                    (5)    Other necessary or desirable items

            4. To invoice WCN as needed for Merchant out of pocket expenses paid to Professional and all third parties supplying products for the Seminars. Merchant will not bill for any of its overhead or administrative costs in performing services on behalf of WCN without first obtaining Pacific's prior written consent.

    4. SEC Requirements: The parties agree to comply with all requirements of the SEC and the California securities laws as they relate to this transaction. In this regard, Merchant represents the following to Pacific, to-wit:

        1. The Stock which is being acquired by Merchant is being acquired for Merchants own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing, selling or otherwise disposing of any of the Stock.

        2. To the extent requested, Merchant has had an opportunity to study, review and examine all of the books, records, contracts and other documents of the Pacific and to question representatives of Pacific as to their questions regarding the business and assets of Pacific.

        3. Merchant and their representatives are sufficiently experienced in business, financial and investment matters and Merchant and their representatives are capable of utilizing the information described

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above and of evaluating the risks of the purchase and of making an informed investment decision relative to such purchase.

        4. Merchant represents that their total assets are in excess of Sixty Million Dollars and that Merchant is financially able to bear the economic risk relating to the acquisition of the Stock.

        5. Stu Rosenbalm, the President and Chief Executive Officer of Merchant and Christian Larsen, the President and Chief Executive Officer of Pacific have known each other since 1997 as which time they discussed developing a future business relationship between their respective companies.

        6. The offer and sale of the Stock were not accomplished by the publication of any advertisement.

    5. Stock Legend: The following legend on each stock certificate of Pacific which may be issued to Merchant pursuant to the terms of this
Agreement:

                The Stock represented by this certificate has not been registered under the Securities Act of 1933, as amended. These shares have been acquired for investment only and may not be sold, distributed, or otherwise disposed of in the absence of:

                   (a) an effective registration statement for the shares under the Securities Act of 1933, as amended;
                                      or

                   (b) a previously presented opinion of counsel satisfactory to Pacific that registration is not required under said Act.

    Any stock certificate issued at any time in exchange or substitution for any certificate bearing such legend shall

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also bear such legend, unless in the opinion of counsel to Pacific the shares of Stock represented thereby need no longer be subject to the restrictions contained in this paragraph.

    6. Notice: All demands and notices to be given hereunder, if any, shall be personally delivered or sent by registered mail addressed to the respective parties at their postal addresses as of the date of this Agreement or to such other address as each may hereafter designate in writing.

    7. Entire Agreement: This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements or understandings with respect to the subject matter of this Agreement.

    8. Amendment: This Agreement may not be altered or amended except by a subsequent written agreement executed by all of the parties hereto.

    9. Attorneys Fees: In the event of any controversy or claim or dispute between the parties hereto arising out of or relating to this Agreement or any of the documents provided for herein, or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees, expenses and costs, whether incurred prior to, during or subsequent to trial including appeals.

    10. Additional Documents: The parties hereto agree to execute such additional documents as may be necessary or desirable to carry out the intent of this Agreement.

    11. Nonwaiver: The failure of any party to enforce the provisions of this Agreement shall not constitute a waiver unless specifically stated in writing, signed by the party whose rights are deemed waived, regardless of a party's knowledge of a breach hereunder.

    12. Severability: If any of the terms and conditions of this Agreement shall be declared invalid by a court, agency, commission or other tribunal or entity having jurisdiction thereof, the application of such

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provisions to parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of them not so declared invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law and the rights and obligations of the parties shall be reasonable terms consistent with the undertakings of the parties under this Agreement has been substituted in place of the invalid provision.

    13. Paragraph Headings: Paragraph headings in this Agreement are for convenience only and shall not be deemed to modify, interpret or limit the provisions hereof.

    14. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

    15. Authorization: The individuals who have signed this Agreement represent and warrant that they are duly authorized to execute this Agreement, in either their individual or representative capacity as indicated, and that this Agreement has been approved by the bylaws or the board of directors of the entity on whose behalf they are signing and that this Agreement is enforceable according to its terms.

    16. Equitable Remedies: It is further agreed that any breach or evasion of any of the terms of this Agreement by either party hereto will result in immediate and irreparable injury to the other party and will authorize recourse to injunction and/or specific performance as well as to any other legal or equitable remedies to which such injured party may be entitled hereunder.

    17. Assignment: No interests or obligations under this Agreement are assignable without the written consent of all parties. If such consent is given, no assignment shall relieve any party from the performance of all of the covenants and conditions set forth herein.

    18. Survival: The provisions, promises, warranties, representations, and covenants set forth herein shall survive any execution, settlement,

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delivery or recording of any instrument and shall not be merged therein.

    19. Limitation of Warranties: It is expressly understood and agreed between the parties hereto that there are no warranties, representations, covenants, or agreements between, the parties hereto except as specifically set forth herein.

    20. Arbitration: Any disputes which may arise under this Agreement shall be resolved through arbitration in accordance with the applicable rules of the American Arbitration Association ("AAA"). The AAA shall select one arbitrator. Member submitting a claim to arbitration agrees to submit to an arbitrator located in the jurisdiction of the other Member. Both Members must agree on the arbitrator. Each party shall pay for their own costs involved in calling witnesses and preparing for the arbitration hearing. The fees and the expenses of the arbitrator and the fees paid to the AAA shall be allocated equally between the parties. Any arbitration decision may be entered as a judgment in any court of competent jurisdiction. The decision of the arbitrator shall become final and binding upon the parties. The arbitrator is empowered to award whatever relief would be available under Utah law which shall apply to this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year above indicated.

                    PACIFIC WEBWORKS, INC.

                    /s/ Christian Larsen
                    _______________________________
                        Authorized Officer


                    U. S. MERCHANT SYSTEMS, INC.

                    /s/ Stuart Rosenbaum
                    _____________________________
                       Authorized Officer